UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 19, 2012

AspenBio Pharma, Inc.

(Exact name of Registrant as specified in its charter)

Colorado	001-33675	84-155338
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1585 South Perry Street Castle Rock, Colorado	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 794-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 19, 2012, AspenBio Pharma, Inc., (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Representative”), as representative of the several underwriters (the Representative and such other underwriters collectively the “Underwriters”), for a firm commitment underwritten public offering of 6,100,000 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”).  All of the Shares are being sold by the Company. The offering price to the public is $2.00 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $1.86 per share. After underwriting discounts and commissions and estimated offering expenses, the Company expects to receive net proceeds from the offering of approximately $10.8 million. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 45 days, to purchase up to an additional 915,000 shares of Common Stock to cover overallotments, if any, at the same price per share as the Shares.

As contemplated by the Underwriting Agreement, at the closing of this offering, the Representative will receive warrants (the “Warrants”) to purchase 305,000 shares of Common Stock.  The Warrants will be exercisable from June 19, 2013 to June 19, 2017 and have an exercise price equal to $2.50 per share.

The Shares and the Warrants will be issued pursuant to a registration statement on Form S-1 of the Company filed with the Securities and Exchange Commission, which became effective on June 19, 2012 (File No. 333-180691). The closing of the offering is expected to take place on June 25, 2012, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters for losses or damages arising out of or in connection with the sale of the Common Stock. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company’s officers and directors have entered into agreements with the Underwriters not to sell, transfer or otherwise dispose of securities of the Company within the 90-day period following June 19, 2012.

A copy of the Underwriting Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit attached hereto.  On June 19, 2012, the Company issued a press release announcing the offering of shares of its Common Stock, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company filed Articles of Amendment to its Articles of Incorporation, as amended, with an effective date and time of 12:01 a.m. Mountain time on June 20, 2012 (the “Amendment”).  The Amendment was filed to amend the Articles of Incorporation to reflect a reverse stock split of the Company’s Common Stock.  Pursuant to the reverse split, at the effective time each six (6) shares of Common Stock issued and outstanding were combined into one (1) validly issued, fully paid and nonassessable share of Common Stock.  The Amendment provides that no fractional shares will be issued; each fraction that results from the reverse split will be rounded up to the nearest whole share.

The Company’s Common Stock began trading on a split-adjusted basis when the NASDAQ Capital Market opened on June 20, 2012.

A copy of the Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

1.1	Underwriting Agreement by and between AspenBio Pharma, Inc. and Aegis Capital Corp. dated June 19, 2012.

3.1	Articles of Amendment to the Articles of Incorporation, as amended, of AspenBio Pharma, Inc., effective 12:01 a.m. Mountain time, June 20, 2012.

99.1	Press Release of AspenBio Pharma, Inc. titled “AspenBio Pharma Announces Pricing of Public Offering of 6,100,000 Shares of Common Stock,” issued June 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AspenBio Pharma, Inc. (Registrant)
June 20, 2012	By:	/s/ Jeffrey G. McGonegal
		Name:	Jeffrey G. McGonegal
		Title:	Chief Financial Officer